Exhibit 15.2

STAK Inc. 斯塔克工业集团有限公司 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054/ 3656 6061 E: nathan.powell@ogier.com/ florence.chan@ogier.com Reference: FYC/ACG/506993.00003 5 November 2025

Dear Sirs

STAK Inc. 斯塔克工业集团有限公司 (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s preparation and filing of its annual report on Form 20-F, including all amendments or supplements thereto (the Form 20-F), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof.

We hereby consent to the filing of this consent as an exhibit to the Form 20-F and to the reference to our firm under the headings ‘Enforceability of Civil Liabilities’ in the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Yours faithfully

Ogier

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Yuki Yan David Lin Alan Wong Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong